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                                                                    EXHIBIT 3.17




                           ARTICLES OF INCORPORATION

                                       OF

                           GREAT AMERICAN EAST, INC.

         I, the undersigned natural person of the age of eighteen years or more, do hereby associate myself into a business corporation under the laws of the State of North Carolina as contained in Chapter 55 of the General Statutes of North Carolina, entitled "Business Corporation Act", and the several amendments thereto and hereby make, sign and acknowledge these Articles of Incorporation setting forth the following:

         1.      The name of the corporation is Great American East, Inc.

         2.      The period of duration of the corporation shall be perpetual.

         3. The purpose or purposes for which the corporation is organized are:

                 (a) To construct, acquire, own, operate, maintain and sell radio broadcasting stations, television broadcasting stations, CATV systems, background music services, telephone answering services, common carrier radio stations, advertising agencies, and to sell advertising, perform all acts, directly or indirectly, and conduct all business in connection with, relating to or arising from the ownership or operation of the aforesaid business or businesses; and

                 (b) To engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina; and

                 (c) To conduct its business and exercise all of its purposes in the State of North Carolina, in other states of the United States of America, in the District of Columbia and the territories, colonies and possessions of the United States of America and in foreign countries,
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         as principal, agent, contractor or otherwise, either alone or in conjunction with any entity or entities; and either directly or indirectly through one or more subsidiaries or controlled entities organized or utilized for these purposes; and

                 (d) To carry out all or any part of the foregoing objects, purposes or powers and participate or deal with or in any lawful enterprise in connection therewith or incidental thereto, to the fullest extent lawfully permitted of any corporation organized under the laws of the State of North Carolina, and to a like extent, in connection therewith, to make, enter into and perform such contracts or deeds, to do such acts and things and to exercise such powers as a natural person could lawfully make, enter into, do or exercise; and

                 (e) To do all and everything necessary, suitable, proper or convenient for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers or purposes herein enumerated or otherwise granted or permitted by law and by North Carolina General Statutes Section 55-17, either alone or in association with other corporations, firms, associations or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid objects, purposes or powers, or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation is organized; and

                 (f) Each and every clause, phrase or term of the foregoing provisions shall be considered as expressing both an independent purpose and power of the corporation and shall not (except as otherwise specifically stated) be limited or restricted by reference to or inference from the clauses, phrases or terms of any other provision herein contained, and the specification of particular purposes and powers herein is not intended to be and shall not be held to be in limitation of the general purposes and powers herein set forth, or in limitation




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         of the powers granted to corporations under
         the laws of the State of North Carolina, but is intended to be and shall be held to be in furtherance thereof.

         4. The aggregate number of shares of common capital stock which the corporation shall have authority to issue is 100,000 shares with a par value of one dollar ($1.00) per share.

         5. The minimum amount of consideration for its shares to be received by the corporation before it shall commence business is $100.00 in cash or in property or consideration of equivalent value.

         6. The address of the initial registered office of the corporation in the State of North Carolina is in Wake County, 209 Fayetteville Street Mall, Raleigh, North Carolina 27601, and the name of the initial registered agent at such address is Mark J. Prak.

         7. The number of directors of the corporation may be fixed by the By-Laws but shall not be less than one.

         The number of directors constituting the initial Board of Directors shall be one (1) and the name and address of the person who is to serve as the director until the first meeting of the shareholders or until her successor is elected and qualify, is:

         Kathy Shearer
         Route 2, 421 NRF Road
         Youngsville, North Carolina 27596

         8.      The name and address of the incorporator is:

         Mark J. Prak
         6201 Coldwater Court
         Raleigh, N.C. 27612





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         IN TESTIMONY WHEREOF, I hereunto set my hand this 28th day of
September, 1987.



                                        /s/ Mark J. Prak
                                        ---------------------------------------
                                        Mark J. Prak

NORTH CAROLINA
WAKE COUNTY

         I, /s/ Jenny D. Lockamy, a Notary Public in and for said County and State, do hereby certify that Mark J. Prak personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

      Witness my hand and official seal this 28th day of September, 1987.


                                        /s/ Jenny D. Lockamy
                                        ---------------------------------------
                                        Notary Public
My Commission expires:


  12-1-91                         .
----------------------------------

(SEAL)





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